April 2015 MSELN-165-C Registration Statement No. 333-189888 Dated April 20, 2015 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsubordinated unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.  The PLUS are for investors who seek a return linked to a basket of common stocks and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket. The PLUS are notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series F program.  All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of three financial sector common stocks (each, a “basket component”) as set forth in the table below. Each basket component will have an equal component weighting of 33.33%.
Basket component (Bloomberg symbol)	Initial Component Price*
Bank of America Corporation (BAC)	$
Citigroup Inc. (C)	$
JPMorgan Chase & Co. (JPM)	$
* The initial component price for each basket component will be determined on the pricing date, and will be the closing price of the relevant basket component on the pricing date.
Aggregate principal amount:		$
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		April 24, 2015
Original issue date:		April 29, 2015 (three business days after the pricing date)
Maturity date:		October 27, 2016, subject to adjustment as described in “Additional Information About the Securities” below.
Payment at maturity:		If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 + $10 × basket return

Under this circumstance, the payment at maturity will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.

Maximum payment at maturity:		$12.00 per PLUS (120.00% of the stated principal amount)
Leverage factor:		200%
Basket return:		(final basket value – initial basket value) / initial basket value
Initial basket value:		Set equal to 100 on the pricing date
Final basket value:		100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:		With respect to each basket component, (final component price – initial component price) / initial component price
Final component price:		The official closing price of the relevant basket component on the valuation date
Valuation date:		October 24, 2016, subject to adjustment as described in “Additional Information About the Securities” below.
Official closing price:		With respect to the each basket component, the closing price of one share of the basket component times the adjustment factor
Adjustment factor:		With respect to each basket component, 1.0, subject to adjustment in the event of certain events affecting the basket components. See “Additional Terms of the PLUS—Adjustment factor” below.
CUSIP / ISIN:		78013D144 / US78013D1440
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$10.000	$0.175(1)
		$0.050(2)	$9.775
Total	$	$	$
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.175 for each PLUS that MSWM sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2)	Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.050 for each PLUS.
The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the PLUS.
The initial estimated value of the PLUS as of the date of this document is $9.6300 per $10.00 PLUS, which is less than the price to public.  The final pricing supplement relating to the PLUS will set forth our estimate of the initial value of the PLUS as of the pricing date, which will not be less than $9.4300 per $10.00 PLUS.  The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

An investment in the PLUS involves certain risks.  See “Risk Factors” beginning on page 5 of this document, and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated July 23, 2013
Prospectus dated July 23, 2013
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 18 months
Leverage factor:	200% (applicable only if the final basket level is greater than the initial basket level)
Maximum payment at maturity:	$12.00 per PLUS (120.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None
Basket Weighting:	33.33% for each basket component

Key Investment Rationale

These PLUS offer leveraged exposure to the performance of the basket.  In exchange for enhanced performance of 200% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $12.00 per PLUS and are fully exposed to any negative performance of the basket.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  If the value of the basket remains unchanged, investors will receive the stated principal amount of their investment.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The value of the basket increases, and, at maturity, we will pay the stated principal amount of $10 plus 200% of the basket return, subject to the maximum payment at maturity of $12.00 per PLUS (120.00% of the stated principal amount).  For example, if the final basket value is 2% greater than the initial basket value, the PLUS will provide a total return of 4% at maturity.

Par Scenario	The value of the basket remains unchanged and, at maturity, we will pay the stated principal amount of $10.
Downside Scenario
The value of the basket declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value.  For example, if the final basket value is 30% less than the initial basket value, the PLUS will redeem at maturity for a loss of 30% of principal or $7, or 70% of the stated principal amount.  There is no minimum payment of maturity on the PLUS, and you could lose your entire investment.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and MSWM are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$12.00 per PLUS (120.00% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 110.00% of the initial basket value.

▪	Given the leverage factor of 200%, if the basket appreciates 3%, the investor would receive a 6% return, or $10.60 per PLUS, or 106.00% of the stated principal amount.

▪	If the basket appreciates 20%, the investor would receive only the maximum payment at maturity of $12.00 per PLUS, or 120.00% of the stated principal amount.

▪	Par Scenario. If the final basket value is equal to the initial basket value, the investor would receive an amount equal to the $10 stated principal amount.

▪
Downside Scenario.  If the final basket value is less than the initial basket value, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.  Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS.  There is no minimum payment at maturity on the PLUS.

▪	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.

▪
The PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.00 per PLUS, or 120.00% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 120.00% of the stated principal amount, any increase in the final basket value over the initial basket value by more than 10.00% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the trading price, volatility (frequency and magnitude of changes in prices) and dividend yield, if any, of each basket component;

▪	interest and yield rates;

▪	time remaining to maturity;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components, and the U.S. equities market generally;

▪	the occurrence of certain events affecting a basket component that may or may not require an adjustment to its adjustment factor; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

The prices of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See "Information About the Basket Components” below.  You may receive less, and possibly significantly less, than the stated principal amount if you sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the official closing prices of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease.  Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the final basket value on the valuation date.

▪
Changes in the prices of the basket components may offset each other. Movements in the prices of the basket components may not correlate with each other. At a time when the price of one or more of the basket components increases, the prices of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the price of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the prices of the other basket components.

▪
The initial estimated value of the PLUS will be less than the price to the public.  The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the PLUS, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time.  If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS.  These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS.  In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your PLUS to maturity.

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the time the terms of the PLUS are set.  The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS.  See “Structuring the PLUS” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.

▪
Investing in the PLUS is not equivalent to investing in the basket components.  Investing in the PLUS is not equivalent to investing in the basket components.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components. Accordingly, an investment in the PLUS may underperform a direct investment in the basket components.

▪
No affiliation with the basket component issuers.  None of the issuers of the basket components (each, a “basket component issuer” and collectively, the “basket component issuers”) is an affiliate of ours, is involved with this offering in any way, or has any obligation to consider your interests in taking any corporate actions that might affect the value of the PLUS.  We have not made any due diligence inquiry with respect to any basket component issuer in connection with this offering.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any relating hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical prices of the basket components should not be taken as an indication of their future prices during the term of the PLUS. The trading prices of the basket components will determine the value of the basket at any given time. As a result, it is impossible to predict whether the value of the basket will rise or fall and whether the final basket level will be greater than the initial basket level on the valuation date. Trading prices of the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those securities.

▪
The basket components are concentrated in one sector.  All of the basket components are issued by companies in the financial services industry. As a result, the securities that will determine the performance of the basket and the value of the PLUS are concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the basket components, the return on an investment in the PLUS will be subject to certain risks associated with a direct equity investment in financial services companies. Accordingly, by investing in the PLUS, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪
There are risks associated with the financial services industry. The basket components are financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry could have a major effect on the value of the basket. Profitability is largely dependent on the availability and cost of capital, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally have caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket or the basket components), including trading in those securities as well as in other related instruments.  Some of our subsidiaries also trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component prices and, therefore, could increase the prices at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
Our business activities may create conflicts of interest.  We and our affiliates may engage in trading activities related to the basket components that are not for the account of holders of the PLUS or on their behalf.  These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the basket component issuers.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the basket component issuers.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the price of the basket components and, therefore, the market value of the PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial component price, the final component price, and basket component return of each basket component, the initial basket value, the final basket value, the basket return, and calculate the amount of cash, if any, you will receive at maturity.  Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final component price in the event of a market disruption event of a basket component, may adversely affect the payout to you at maturity, if any.

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the basket components.  RBCCM, as calculation agent, may adjust the adjustment factor for one or more of the basket components for certain events affecting the basket components.  However, the calculation agent will not make an adjustment for every event that could affect the basket components.  If an event occurs that does not require the calculation agent to make an adjustment, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain.  The tax treatment of an investment in the PLUS is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
For each basket component, 1.0, subject to adjustment as described below.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of a basket component:
The closing price for one share of a basket component (or one unit of any other security for which a closing price must be determined) on any trading day means:

•     if the applicable basket component (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the applicable basket component (or any such other security) is listed or admitted to trading, or

•     if the applicable basket component (or any such other security) is not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the applicable basket component (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available under the preceding sentence, then the closing price for one share of the applicable basket component (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the applicable basket component (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the applicable basket component (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing price of the basket component for the valuation date, and as a result, the final basket value, as follows:

•     The official closing price of each basket component that is not an affected basket component will be its official closing value on the valuation date.

•     The official closing price of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing price of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Market disruption events:
With respect to each basket component, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•     a suspension, absence or material limitation of trading in the applicable basket component on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•     a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable basket component, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•     the applicable basket component does not trade on the New York Stock Exchange (“NYSE”), the NASDAQ Global Market (“NASDAQ”) or what was the primary market for the applicable basket component, as determined by the calculation agent in its sole discretion; or

•     any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•     a limitation on the hours or number of days of trading in the applicable basket component on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•     a decision to permanently discontinue trading in the option or futures contracts relating to the applicable basket component.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the applicable basket component, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the applicable basket component, if available, in the primary market for those contracts, by reason of any of:

•     a price change exceeding limits set by that market;

•     an imbalance of orders relating to those contracts; or

•     a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the applicable basket component in the primary market for those contracts.

Antidilution adjustments:
With respect to each basket component:

1. If the basket component is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in the stock split or reverse stock split with respect to one share of the basket component.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

2. If the basket component is subject (i) to a stock dividend (issuance of additional shares of the basket component) that is given ratably to all holders of the basket component or (ii) to a distribution of shares of the basket component as a result of the triggering of any provision of the corporate charter of the basket component issuer, then once the dividend has become effective and the basket component is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of the basket component and (ii) the prior adjustment factor.

3. If the basket component issuer issues rights or warrants to all holders of the basket component to subscribe for or purchase the basket component at an exercise price per share less than the closing price of the basket component on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the PLUS, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of basket component outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the basket component offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of the basket component outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the basket component which the aggregate offering price of the total number of shares of the basket component so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.

4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the basket component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to the basket component will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the basket component by an amount equal to at least 10% of the closing price of the basket component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the basket component on the primary U.S. organized securities exchange or trading system on which the basket component is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the basket component, the adjustment factor with respect to the basket component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the basket component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the basket component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the basket component described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

5. If (i) there occurs any reclassification or change of the basket component, including, without limitation, as a result of the issuance of any tracking stock by the basket component issuer, (ii) the basket component issuer or any surviving entity or subsequent surviving entity of the basket component issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the basket component issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the basket component issuer is liquidated, (v) the basket component issuer issues to all of its shareholders equity securities of an issuer other than the basket component issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the basket component (any event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than its cash value, we will deliver at maturity to DTC, as holder of the securities, a pro rata share of each such type of exchange property.  We expect that the exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on the cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document to “the basket component” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the applicable basket component shall be deemed to refer to the applicable unit or units of the exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the applicable adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the final component price of a basket component, including, without limitation, a partial tender or exchange offer for the basket component.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the PLUS made under paragraph 5 above upon written request by any investor in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Default interest:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS

Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)          with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;

(iii)        who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(iv)        who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;

(v)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)        who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the PLUS:	Book-entry

Trustee:	The Bank of New York Mellon

Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the PLUS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket Components

Each basket component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the SEC by the applicable basket component issuer under the Securities Exchange Act can be located through the website at www.sec.gov.  In addition, information regarding each basket component issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the basket component issuers is accurate or complete.

The following graph illustrates the hypothetical daily historical performance of the basket from January 1, 2010 through April 16, 2015 based on information from the Bloomberg Professional® service, if the value of the basket was set equal to 100 on April 16, 2015.  The hypothetical historical performance reflects the performance the basket would have exhibited based on (i) the actual historical performance of the basket components and (ii) the assumption that no adjustment to the official closing price occurred from January 1, 2010 through April 16, 2015 for any basket component.  Neither the hypothetical historical performance of the basket nor the actual historical performance of the basket components should be taken as an indication of future performance.

The table in each section below sets forth the published high and low closing prices of each basket component for each quarter from January 1, 2010 through April 16, 2015. The graphs below set forth the daily closing values of the basket component from January 1, 2010 through April 16, 2015. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of each basket component should not be taken as an indication of its future performance, and no assurance can be given as to the price of any basket component at any time, including on the valuation date.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. The common stock of this basket component is traded on the New York Stock Exchange (the “NYSE”) under the symbol “BAC.” Information provided to or filed with the SEC by this basket component issuer under the Exchange Act can be located by reference to the SEC file number 001-06523 through the SEC’s website at www.sec.gov. In addition, information regarding this basket component may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 16, 2015:

Bloomberg Ticker Symbol:	BAC	52 Week High (on 12/30/2014):	$18.13
Current Stock Price:	$15.79	52 Week Low (on 5/16/2014):	$14.51
52 Weeks Ago:	$16.13

Common Stock of Bank of America Corporation (CUSIP 060505104)	High ($)	Low ($)
2010
First Quarter	$18.04	$14.45
Second Quarter	$19.48	$14.37
Third Quarter	$15.67	$12.32
Fourth Quarter	$13.56	$10.95
2011
First Quarter	$15.25	$13.33
Second Quarter	$13.72	$10.50
Third Quarter	$11.09	$6.06
Fourth Quarter	$7.35	$4.99
2012
First Quarter	$9.93	$5.80
Second Quarter	$9.68	$6.83
Third Quarter	$9.55	$7.04
Fourth Quarter	$11.60	$8.93
2013
First Quarter	$12.78	$11.03
Second Quarter	$13.83	$11.44
Third Quarter	$14.95	$12.83
Fourth Quarter	$15.88	$13.69
2014
First Quarter	$17.92	$16.10
Second Quarter	$17.34	$14.51
Third Quarter	$17.18	$14.98
Fourth Quarter	$18.13	$15.76
2015
First Quarter	$17.90	$15.15
Second Quarter (through April 16, 2015)	$15.82	$15.41

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Common Stock of Bank of America Corporation – Daily Closing Prices January 1, 2010 to April 16, 2015

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Citigroup Inc.

Citigroup Inc. is a financial services holding company that provides a broad range of financial services to consumer and corporate customers. The company services include investment banking, retail brokerage, corporate banking and cash management products and services. The company serves customers globally. The common stock of this basket component is traded on the NYSE under the symbol “C.” Information provided to or filed with the SEC by this basket component issuer under the Exchange Act can be located by reference to the SEC file number 001-09924 through the SEC’s website at www.sec.gov. In addition, information regarding this basket component may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 16, 2015:

Bloomberg Ticker Symbol:	C	52 Week High (on 12/8/2014):	$56.37
Current Stock Price:	$54.02	52 Week Low (on 5/6/2014):	$46.36
52 Weeks Ago:	$48.18

Common Stock of Citigroup Inc. (CUSIP 172967424)	High ($)	Low ($)
2010
First Quarter	$43.10	$31.50
Second Quarter	$49.70	$36.30
Third Quarter	$43.00	$36.60
Fourth Quarter	$48.10	$39.50
2011
First Quarter	$51.30	$43.90
Second Quarter	$46.00	$36.81
Third Quarter	$42.88	$23.96
Fourth Quarter	$34.17	$23.11
2012
First Quarter	$38.08	$28.17
Second Quarter	$36.87	$24.82
Third Quarter	$34.79	$25.24
Fourth Quarter	$40.17	$32.75
2013
First Quarter	$47.60	$41.15
Second Quarter	$53.27	$42.50
Third Quarter	$53.00	$47.67
Fourth Quarter	$53.29	$47.67
2014
First Quarter	$55.20	$46.34
Second Quarter	$49.58	$45.68
Third Quarter	$53.66	$46.90
Fourth Quarter	$56.37	$49.68
2015
First Quarter	$54.26	$46.95
Second Quarter (through April 16, 2015)	$54.02	$51.52

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Common Stock of Citigroup Inc. – Daily Closing Prices January 1, 2010 to April 16, 2015

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. The common stock of this basket component is traded on the NYSE under the symbol “JPM.” Information provided to or filed with the SEC by this basket component issuer under the Exchange Act can be located by reference to the SEC file number 001-05805 through the SEC’s website at www.sec.gov. In addition, information regarding this basket component may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 16, 2015:

Bloomberg Ticker Symbol:	JPM	52 Week High (on 4/15/2015):	$64.21
Current Stock Price:	$63.81	52 Week Low (on 5/16/2014):	$53.31
52 Weeks Ago:	$55.26

Common Stock of JPMorgan Chase & Co. (CUSIP 46625H100)	High ($)	Low ($)
2010
First Quarter	$45.02	$37.70
Second Quarter	$47.81	$36.61
Third Quarter	$41.64	$35.63
Fourth Quarter	$42.67	$36.96
2011
First Quarter	$48.00	$43.40
Second Quarter	$47.64	$39.49
Third Quarter	$42.29	$29.27
Fourth Quarter	$37.02	$28.38
2012
First Quarter	$46.27	$34.91
Second Quarter	$46.13	$31.00
Third Quarter	$41.57	$33.90
Fourth Quarter	$44.53	$39.29
2013
First Quarter	$51.00	$44.57
Second Quarter	$55.62	$46.64
Third Quarter	$56.67	$50.32
Fourth Quarter	$58.48	$50.75
2014
First Quarter	$61.07	$54.31
Second Quarter	$60.67	$53.31
Third Quarter	$61.63	$55.56
Fourth Quarter	$63.15	$55.08
2015
First Quarter	$62.49	$54.38
Second Quarter (through April 16, 2015)	$64.21	$59.95

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Common Stock of JPMorgan Chase & Co. – Daily Closing Prices January 1, 2010 to April 16, 2015

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS.  In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument.  Because the PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the PLUS are so treated, a holder would generally be required to accrue interest income over the term of the PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the PLUS.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the PLUS would generally be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the PLUS, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the PLUS and proceeds from the sale or exchange of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service. Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Subject to the discussion of “dividend equivalent” payments below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the PLUS, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the PLUS on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), enacted on March 18, 2010, imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016.  We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the PLUS.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to MSWM.  RBCCM will act as agent for the PLUS and will receive a fee of $0.225 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.175 for each of the PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.050 for each PLUS.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about April 29, 2015, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately nine months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time.  This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Structuring the PLUS

The PLUS are our debt securities, the return on which is linked to the performance of the basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the PLUS at the time their terms are set.  Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each basket component, and the tenor of the PLUS.  The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduce the economic terms of the PLUS to you and result in the initial estimated value for the PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the PLUS will be less than the price to the public” above.

April 2015

PLUS Based on a Basket of Three Financial Sector Common Stocks due October 27, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,” unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in PLUS, you should consult your legal counsel.

April 2015